Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x

In re: :	Chapter 11
:

InSight Health Services Holdings Corp., et al.	Case No. 07-10700 (BLS)

Debtors:

x

SECOND AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION OF
INSIGHT HEALTH SERVICES HOLDINGS CORP., ET AL.

Mark D. Collins
Daniel J. DeFranceschi
RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 498-7701

- and -

Michael B. Solow
Harold D. Israel
KAYE SCHOLER LLC
70 West Madison Street
Suite 4100
Chicago, IL 60602
Telephone: (312) 583-2300
Facsimile: (312) 583-2360

Attorneys for InSight Health Services
Holdings Corp., et al.

Dated:	Wilmington, Delaware
May 29, 2007

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME			8
	A.	Scope Of Definitions; Rules Of Construction		8
	B.	Definitions		8
		1.1	“Ad Hoc Committee”	8
		1.2	“Administrative Claim”	8
		1.3	“Allowed”	8
		1.4	“Allowed Claim”	8
		1.5	“Allowed Class ... Claim”	9
		1.6	“Allowed Class ... Interest”	9
		1.7	“Amended Prospectus and Solicitation Statement”	9
		1.8	“Bankruptcy Code”	9
		1.9	“Bankruptcy Court”	9
		1.10	“Bankruptcy Rules”	9
		1.11	“Bar Date(s)”	9
		1.12	“Business Day”	9
		1.13	“Cash”	9
		1.14	“Certificate”	9
		1.15	“Chapter 11 Cases”	9
		1.16	“Claim”	9
		1.17	“Class”	9
		1.18	“Collateral”	9
		1.19	“Committee”	9
		1.20	“Confirmation”	9
		1.21	“Confirmation Date”	9
		1.22	“Confirmation Order”	9
		1.23	“Corporate Documents”	9
		1.24	“Creditor”	9
		1.25	“Debtors”	10
		1.26	“Disbursing Agent”	10
		1.27	“Disputed Claim”	10
		1.28	“Distribution Date”	10
		1.29	“Distribution Notification Date”	10
		1.30	“Distribution Reserve”	10
		1.31	“Effective Date”	10
		1.32	“Equity Securities”	10
		1.33	“Estates”	10
		1.34	“Exchange Offer”	10
		1.35	“Existing Equity”	10
		1.36	“Exit Lenders”	10
		1.37	“Face Amount”	11
		1.38	“Final Order”	11
		1.39	“FRN Claim”	11
		1.40	“FRN Documents”	11
		1.41	“FRN Holder”	11
		1.42	“FRN Indenture”	11
		1.43	“FRN Indenture Trustee”	11
		1.44	“FRN Transaction Documents”	11
		1.45	“FRNs”	11
		1.46	“General Unsecured Claim”	11
		1.47	“Holder”	11

1.48	“Holdings”	11
1.49	“Impaired”	11
1.50	“Indentures”	11
1.51	“InSight”	11
1.52	“InSight Entities”	11
1.53	“Intercompany Claims”	11
1.54	“Interest”	11
1.55	“Initial Consenting Parties”	12
1.56	“Lender”	12
1.57	“Lender Secured Claims”	12
1.58	“Lien”	12
1.59	“Litigation Claims”	12
1.60	“Loan and Security Agreement”	12
1.61	“Loan Documents”	12
1.62	“Loan Parties”	12
1.63	“Lockup Agreement”	12
1.64	“Management Incentive Plan”	12
1.65	“New Common Stock”	12
1.66	“New Revolving Loan Facility”	12
1.67	“Old Common Stock”	12
1.68	“Original Lockup Agreement”	13
1.69	“Original Signing Noteholders”	13
1.70	“Other Interests”	13
1.71	“Other Priority Claims”	13
1.72	“Other Secured Claim”	13
1.73	“Person”	13
1.74	“Petition Date”	13
1.75	“Plan”	13
1.76	“Plan Supplement”	13
1.77	“Priority Tax Claim”	13
1.78	“Professional”	13
1.79	“Professional Fee Claim”	13
1.80	“Pro Rata”	13
1.81	“Prospectus and Solicitation Statement”	13
1.82	“Registration Rights Agreement”	13
1.83	“Reinstated” or “Reinstatement”	13
1.84	“Reorganized Debtors”	14
1.85	“Reorganized Holdings”	14
1.86	“Reorganized InSight”	14
1.87	“Restated Corporate Documents”	14
1.88	“Restructuring”	14
1.89	“Schedules”	14
1.90	“Second Lockup Agreement”	14
1.91	“Secured Claim”	14
1.92	“Securities Act”	14
1.93	“Setoff Claim”	14
1.94	“SSN Claim”	14
1.95	“SSN Holder”	14
1.96	“SSN Indenture”	14
1.97	“SSN Indenture Trustee”	15
1.98	“SSNs”	15
1.99	“Stock Certificate”	15

		1.100	“Stock Options”	15
		1.101	“Subsequent Signing Noteholders”	15
		1.102	“Subsidiary Equity Interests”	15
		1.103	“Substantial Contribution Claim”	15
		1.104	“Unimpaired Claim”	15
		1.105	“Unsecured Claim”	15
	C.	Rules of Interpretation		15
		1.	General	15
		2.	Rule of “Contra Proferentum”	15
	D.	Computation of Time		15

ARTICLE II.	CLASSIFICATION OF CLAIMS AND INTERESTS			16
	A.	Introduction		16
	B.	Unclassified Claims (not entitled to vote on the Plan)		16
		1.	Administrative Claims	16
		2.	Priority Tax Claims	16
	C.	Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote)		16
		1.	Class 1: Other Priority Claims	16
		2.	Class 2: Lender Secured Claims	16
		3.	Class 3: FRN Claims	16
		4.	Class 4: Other Secured Claims	16
		5.	Class 6: General Unsecured Claims	16
		6.	Class 7: Intercompany Claims	17
	D.	Impaired Classes Of Claims And Interests (Classes 5 and 8 are entitled to vote on the Plan)		17
		1.	Class 5: SSN Claims	17
		2.	Class 8: Old Common Stock Interests	17
		3.	Class 9: Other Interests	17

ARTICLE III.	TREATMENT OF CLAIMS AND INTERESTS			17
	A.	Unclassified Claims		17
		1.	Administrative Claims	17
		2.	Priority Tax Claims	17
	B.	Unimpaired Classes Of Claims		17
		1.	Class 1: Other Priority Claims	17
		2.	Class 2: Lender Secured Claims	18
		3.	Class 3: FRN Claims	18
		4.	Class 4: Other Secured Claims	18
		5.	Class 6: General Unsecured Claims	18
		6.	Class 7: Intercompany Claims	18
	C.	Impaired Classes of Claims		18
		1.	Class 5: SSN Claims	18
		2.	Class 8: Old Common Stock Interests	18
		3.	Class 9: Other Interests	19
	D.	Special Provision Regarding Unimpaired Claims		19

ARTICLE IV.	MEANS FOR IMPLEMENTATION OF THE PLAN			19
	A.	Continued Corporate Existence		19
	B.	Corporate Action		19
		1.	Cancellation of the Equity Securities, SSNs and SSN Indenture	19
		2.	Restated Corporate Documents	20
		3.	Other General Corporate Matters	20

	C.	Restructuring Transactions		20
		1.	Implementation of Settlement/Lockup Agreement	20
		2.	New Securities	20
		3.	New Revolving Loan Facility	21
	D.	Directors And Officers		21
	E.	Revesting Of Assets		21
	F.	Preservation Of Rights Of Action; Settlement Of Litigation Claims		21
		1.	Retention of Causes of Action	21
	G.	Exclusivity Period		22
	H.	Termination of Loan and Security Agreement		22
	I.	Effectuating Documents; Further Reorganization Transactions		22
	J.	Exemption From Certain Transfer Taxes		22

ARTICLE V	ACCEPTANCE OR REJECTION OF THE PLAN			23
	A.	Classes Entitled To Vote		23
	B.	Acceptance By Impaired Classes		23

ARTICLE VI.	SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN			23

ARTICLE VII.	PROVISIONS GOVERNING DISTRIBUTIONS			23
	A.	Distributions For Claims And Interests Allowed As Of The Effective Date		23
	B.	Interest On Claims		23
	C.	Disbursing Agent		24
	D.	Surrender Of Securities Or Instruments		24
	E.	Instructions To Disbursing Agent		24
	F.	Services Of Indenture Trustees, Agents, And Servicers		24
	G.	Notification Date For Distributions To Holders Of Debt and Equity Securities		24
	H.	Means Of Cash Payment		25
	I.	Delivery Of Distributions		25
	J.	Fractional Dollars; De Minimis Distributions		25
	K.	Withholding And Reporting Requirements		25
	L.	Calculation of Distribution Amounts of New Common Stock		25
	M.	Setoffs		26
	N.	Change of Control		26

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES			26
	A.	Assumption		26
	B.	Pass-Through		26
	C.	Assumed Executory Contracts and Unexpired Leases Related to Real Property		26
	D.	Cure Costs and Bar Dates		27
		1.	Cure	27
		2.	Bar Date for Filing Claims for Rejection Damages	27
	E.	Survival of Indemnification and Corporation Contribution		27

ARTICLE IX.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS			27
	A.	Objection Deadline; Prosecution Of Objections		27
	B.	No Distributions Pending Allowance		28
	C.	Distribution Reserve		28
	D.	Distributions After Allowance		28
	E.	General Unsecured Claims		28

ARTICLE X.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN			29
	A.	Conditions To Confirmation		29
	B.	Conditions To Consummation		29
	C.	Substantial Consummation		31
	D.	Waiver Of Conditions		31

ARTICLE XI.	MODIFICATIONS AND AMENDMENTS			31

ARTICLE XII.	RETENTION OF JURISDICTION			31

ARTICLE XIII.	COMPROMISES AND SETTLEMENTS			33

ARTICLE XIV.	MISCELLANEOUS PROVISIONS			33
	A.	Bar Dates For Certain Claims		33
		1.	Administrative Claims: Substantial Contribution Claims	33
		2.	Administrative Ordinary Course Liabilities	33
		3.	Administrative Tax Claims	33
		4.	Professional Fee Claims	34
	B.	Payment Of Statutory Fees		34
	C.	Severability Of Plan Provisions		34
	D.	Successors And Assigns		34
	E.	Discharge Of The Debtors		34
	F.	Exculpation And Limitation Of Liability		35
	G.	Permanent Injunction		35
	H.	Debtors’ Releases		35
	I.	Releases by Holders of Claims and Interests		36
	J.	Binding Effect		36
	K.	Revocation, Withdrawal, Or Non-Consummation		37
	L.	Plan Supplement		37
	M.	Notices		37
	N.	Indemnification Obligations		38
	O.	Prepayment		38
	P.	Term Of Injunctions Or Stay		38
	Q.	Registration Rights Agreement		38
	R.	Hart-Scott-Rodino Compliance		38
	S.	Allocation of Plan Distributions Between Principal and Interest		39
	T.	Dissolution of Committee		39
	U.	No Admissions		39
	V.	Governing Law		40

ARTICLE XV.	CONFIRMATION REQUEST			40

TABLE OF EXHIBITS

Exhibit	Name

A	Amended and Restated Certificate of Incorporation of Holdings
B	Second Amended and Restated Bylaws of Holdings
C	Registration Rights Agreement
D	Schedule of Rejected Executory Contracts

INTRODUCTION

InSight Health Services Holdings Corp. and InSight Health Services Corp., each a Delaware corporation, (the “Debtors”) hereby propose the following second amended joint prepackaged plan of reorganization (the “Plan”) for the resolution of their outstanding creditor Claims (hereinafter defined) and equity Interests (hereinafter defined). All holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (hereinafter defined).

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and those restrictions on modifications set forth in Article X of this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME

A.	Scope Of Definitions; Rules Of Construction

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number. The masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.	Definitions

1.1    “Ad Hoc Committee” means the informal committee of certain holders of the SSNs that was formed prior to the Petition Date who, among other things, negotiated the terms and conditions of this Plan and certain other related documents and pleadings with the Debtors prior to the Petition Date.

1.2    “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code and incurred prior to the Effective Date, including, but not limited to (a) Professional Fee Claims and (b) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

1.3    “Allowed” means when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

1.4    “Allowed Claim” means a Claim or any portion thereof (a) as to which no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules, or the Bankruptcy Court or is listed on the Schedules as liquidated, non-contingent and undisputed, (b) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (c) that has been allowed by a Final Order, (d) as to which the liability of the Debtors, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (e) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, “Allowed Claim” means an Administrative Claim as to which a timely request for payment has been made in accordance with Article XIV.A of this Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtors (1) have not interposed a timely objection or

(2) have interposed a timely objection and such objection has been settled, waived through payment or withdrawn, or has been denied by a Final Order.

1.5    “Allowed Class ... Claim” means an Allowed Claim in the particular Class described.

1.6    “Allowed Class ... Interest” means an Interest in the particular Class described (a) that has been allowed by a Final Order, (b) for which (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any Final Order of the Bankruptcy Court or is listed on the Schedules as liquidated, non-contingent and undisputed, or (ii) any objection to its allowance has been settled or withdrawn, or (c) that is expressly allowed in the Plan.

1.7    “Amended Prospectus and Solicitation Statement” means the Amended Prospectus and Solicitation Statement for solicitation of the Exchange Offer filed under Rule 424(b) under the Securities and Exchange Act of 1933 with the United States Securities and Exchange Commission on May 2, 2007.

1.8    “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended.

1.9    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

1.10  “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.11  “Bar Date(s)” means the date(s), if any, designated by the Bankruptcy Court as the last dates for filing proofs of Claim or Interest against the Debtors.

1.12  “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

1.13  “Cash” means legal tender of the United States or equivalents thereof.

1.14  “Certificate” shall have the meaning set forth in Article VII.D of the Plan.

1.15  “Chapter 11 Cases” means the bankruptcy cases of the Debtors commenced under chapter 11 of the Bankruptcy Code, captioned “In re InSight Health Services Holdings Corp.,” et al.  (Case No. 07-10700).

1.16  “Claim” means a claim against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.17  “Class” means a category of Holders of Claims or Interests, as described in Article II below.

1.18  “Collateral” means any property or interest in property of the Debtors’ Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.19  “Committee” means the committee of unsecured Creditors, if any, appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.20  “Confirmation” means entry by the Bankruptcy Court of the Confirmation Order.

1.21  “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

1.22  “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.23  “Corporate Documents” means, as applicable, the certificate of incorporation and bylaws (or any other applicable organizational documents) of the Debtors in effect as of the Petition Date.

1.24  “Creditor” means any Person who holds a Claim against any Debtor.

1.25  “Debtors” means Holdings and InSight.

1.26  “Disbursing Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors, in their sole discretion, to serve as a disbursing agent under the Plan.

1.27  “Disputed Claim” or “Disputed Interest” means any Claim or Interest not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim or Interest was not timely or properly filed, (c) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, (d) that is disputed in accordance with the provisions of this Plan, or (e) as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim or Interest is a Disputed Claim or Disputed Interest prior to the expiration of any period of limitation fixed for the interposition by the Debtors of objections to the allowance of Claims or Interests, any Claim or Interest that is not identified by the Debtors as an Allowed Claim or Allowed Interest shall be deemed a Disputed Claim or Disputed Interest, respectively.

1.28  “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, upon which distributions are made by the Reorganized Debtors to Holders of Administrative, Priority Tax, and Class 1, 2, 4, 5 and 6 Claims and Class 8 Interests.

1.29  “Distribution Notification Date” means the notification date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following the Effective Date.

1.30  “Distribution Reserve” means the reserve, if any, established and maintained by the Reorganized Debtors, into which the Reorganized Debtors shall deposit the amount of Cash or other property that would have been distributed by the Reorganized Debtors on the Distribution Date to Holders of (a) Disputed Claims, (b) contingent liquidated Claims, if such Claims had been undisputed or noncontingent Claims on the Distribution Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of allowance, or (iii) the realization of the contingencies, and (c) unliquidated Claims, if such Claims had been liquidated on the Distribution Date, such amount to be estimated by the Bankruptcy Court or agreed upon by the Debtors or Reorganized Debtors, as the case may be, and the Holders thereof as sufficient to satisfy such unliquidated Claim upon such Claim’s (x) allowance, (y) estimation for purposes of allowance, or (z) liquidation, pending the occurrence of such estimation or liquidation.

1.31  “Effective Date” means the Business Day on which all conditions to the consummation of the Plan as set forth in Article X.B hereof have been satisfied or waived as provided in Article X.D hereof.

1.32  “Equity Securities” means, collectively, the Old Common Stock and Stock Options, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock or ownership interests, including, but not limited to, the Stock Options and any contracts or agreements pursuant to which the non-debtor party was or could have been entitled to receive shares of stock or other ownership interests in Holdings.

1.33 “Estates” means the estates of the Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

1.34  “Exchange Offer” means the exchange offer defined in the Amended Prospectus and Solicitation Statement.

1.35  “Existing Equity” means the holders of the Equity Securities as of the Petition Date.

1.36  “Exit Lenders” means the lender(s) under the New Revolving Loan Facility.

1.37  “Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.38  “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.39  “FRN Claim” means a Claim of a FRN Holder arising under or on account of the FRNs.

1.40  “FRN Documents” means, collectively, (a) the FRN Indenture, (b) each other security agreement or pledge agreement entered into pursuant to the FRN Indenture or other documents designated as a “Security Document” in the FRN Indenture and (c) each other agreement that creates or purports to create or perfect a Lien in favor of the FRN Indenture Trustee.

1.41  “FRN Holder” means a Holder of the FRNs.

1.42  “FRN Indenture” means the indenture dated September 22, 2005, among InSight, Holdings and each other subsidiary guarantor a signatory thereto and the FRN Indenture Trustee, as amended, pursuant to which the FRNs were issued.

1.43  “FRN Indenture Trustee” means U.S. Bank National Association or its successor, in either case in its capacity as indenture trustee pursuant to the FRN Indenture.

1.44  “FRN Transaction Documents” means that certain (i) Waiver and Agreement No. 1 to Indenture dated May 29, 2007 by and among the Loan Parties and the Initial Consenting Parties, and acknowledged by the FRN Indenture Trustee (ii) the Second Supplemental Indenture dated May 29, 2007 by and among the Loan Parties and the FRN Indenture Trustee, (iii) commitment letter dated May 29, 2007 by and among Initial Consenting Parties and the Debtors, and (iv) that certain Black Diamond Capital Management, L.L.C. (“Black Diamond”) Participation Agreement dated May 29, 2007 by and among the Debtors and Black Diamond.

1.45  “FRNs” means the Senior Secured Floating Rate Notes due 2011 of InSight issued and outstanding under the FRN Indenture.

1.46  “General Unsecured Claim” means any Unsecured Claim against the Debtors that is not (a) included in Classes 1 through 5, inclusive, (b) an Administrative Claim, (c) a Priority Tax Claim, or (d) an Intercompany Claim.

1.47  “Holder” means the beneficial holder of any Claim or Interest.

1.48  “Holdings” means InSight Health Services Holdings Corp.

1.49  “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.50  “Indentures” shall mean the FRN Indenture and the SSN Indenture.

1.51  “InSight” means InSight Health Services Corp.

1.52  “InSight Entities” means the Debtors’ wholly-owned domestic operating subsidiaries.

1.53  “Intercompany Claims” means any Claims by a Debtor or an affiliate of a Debtor against another Debtor or an affiliate of a Debtor.

1.54  “Interest” means (a) the legal, equitable, contractual and other rights of any Person with respect to Old Common Stock, Stock Options, or any other Equity Securities of Holdings and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.55  “Initial Consenting Parties” means J. P. Morgan Securities, Inc. and Black Diamond Capital Management, L.L.C. and each of their affiliates.

1.56  “Lender” means Bank of America, N.A.

1.57  “Lender Secured Claims” means all of the Claims of Lender and its successors and permitted assigns, under or arising out of any of the Loan Documents.

1.58  “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.59  “Litigation Claims” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Article IV.F of this Plan.

1.60  “Loan and Security Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of September 22, 2005, among the Loan Parties and the Lender, as amended, modified, or supplemented from time to time thereafter.

1.61  “Loan Documents” means, collectively (a) the Loan and Security Agreement, (b) each other security agreement or pledge agreement entered into pursuant to the Loan and Security Agreement or other documents designated as a “Loan Document” in the Loan and Security Agreement, and (c) each other agreement that creates or purports to create or perfect a Lien in favor of the Lender.

1.62  “Loan Parties” means Holdings, InSight and the following direct and indirect wholly-owned subsidiaries of Holdings: Comprehensive Medical Imaging Centers, Inc., Comprehensive Medical Imaging, Inc., Comprehensive Medical Imaging-Bakersfield, Inc., Comprehensive Medical Imaging-Biltmore, Inc., Comprehensive Medical Imaging-Fairfax, Inc., Comprehensive Medical Imaging-Fremont, Inc., Comprehensive Medical Imaging-San Francisco, Inc., Comprehensive OPEN MRI-Garland, Inc., Comprehensive OPEN MRI-Carmichael/Folsom, LLC, Comprehensive OPEN MRI-East Mesa, Inc., Diagnostic Solutions Corp., IMI of Arlington, Inc., IMI of Kansas City, Inc., InSight Health Corp., InSight Imaging Services Corp., Jefferson MRI, Jefferson MRI-Bala, Los Gatos Imaging Center, Maxum Health Corp., Maxum Health Services Corp., Maxum Health Services of Dallas, Inc., Maxum Health Services of North Texas, Inc., Mesa MRI, Mountain View MRI, MRI Associates, L.P., NDDC, Inc., Open MRI, Inc., Orange County Regional PET Center-Irvine, LLC, Parkway Imaging Center, LLC, Phoenix Regional PET Center-Thunderbird, LLC, Radiosurgery Centers, Inc., San Fernando Valley Regional PET Center, LLC, Signal Medical Services, Inc., Syncor Diagnostics Bakersfield, LLC, Syncor Diagnostics Sacramento, LLC, TME Arizona, Inc., Valencia MRI, LLC, Wilkes-Barre Imaging, L.L.C., and Woodbridge MRI.

1.63  “Lockup Agreement” means the Original Lockup Agreement and the Second Lockup Agreement.

1.64  “Management Incentive Plan” means the management incentive plan that will be implemented by the Reorganized Debtors to provide equity incentives to the Reorganized Debtors’ management; provided that any equity issued under the Management Incentive Plan will dilute all holders of New Common Stock, including the Holders of SSN Claims and Old Common Stock Interests, on a pro rata basis.

1.65  “New Common Stock” means 8,644,444 registered shares of common shares of Reorganized Holdings authorized under Article IV of the Plan and issued pursuant to the Plan or the Exchange Offer, as the case may be.

1.66  “New Revolving Loan Facility” means the new senior secured credit facilit(ies) in an aggregate principal amount that is not anticipated to be more than $30 million, which the Reorganized Debtors will enter into as a condition to the consummation of the Plan.

1.67  “Old Common Stock” means the common stock of Holdings issued and outstanding as of the Petition Date with a par value $0.0001 per share.

1.68  “Original Lockup Agreement” means the Lockup Agreement, dated as of February 16, 2007, among the Debtors and the Original Signing Noteholders who have agreed to tender all of their SSNs to the Debtors in the Exchange Offer, as amended.

1.69  “Original Signing Noteholders” means the holders of the SSNs that are signatories to the Original Lockup Agreement.

1.70  “Other Interests” means all Interests in the Debtors as of the Petition Date that are not included in Class 8. Other Interests shall include the Interests of Holders of Stock Options to purchase Old Common Stock issued and outstanding on the Petition Date.

1.71  “Other Priority Claims” means a Claim entitled to priority under sections 507(a)(2), (3), (4), (5), (6), (7) and/or (9) of the Bankruptcy Code.

1.72  “Other Secured Claim” means any Secured Claim against Debtors, other than Claims in Classes 2 and 3.

1.73  “Person” means an individual, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agreed or political subdivision thereof) or other entity of any kind.

1.74  “Petition Date” means the date or dates on which each of the respective Debtors file their voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code commencing the Chapter 11 Cases.

1.75  “Plan” means this chapter 11 reorganization plan for the Debtors and all exhibits annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

1.76  “Plan Supplement” means the compilation of documents and forms of documents specified in the Plan which will be filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Date.

1.77  “Priority Tax Claim” means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.78  “Professional” means any professional employed (i) by the Ad Hoc Committee in the event that the Ad Hoc Committee does not disband after the Commencement of the Chapter 11 Cases and (ii) in the Chapter 11 Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.79  “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

1.80  “Pro Rata” means, at any time, the proportion that the Face Amount of a Claim or Interest, as applicable in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class or all Interests (including Disputed Interests), as applicable, unless the Plan provides otherwise.

1.81  “Prospectus and Solicitation Statement” means the Prospectus and Solicitation Statement for solicitation and approval of this Plan set forth in the Registration Statement on Form S-4, dated as of March 21, 2007, Registration No 333 - 140754.

1.82  “Registration Rights Agreement” means an agreement to be entered into by the Reorganized Debtors and certain holders of the New Common Stock with respect to the New Common Stock, a copy of which will be filed as a Plan Supplement.

1.83  “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.84  “Reorganized Debtors” means the Debtors as revested with the property of the Estates on and after the Effective Date.

1.85  “Reorganized Holdings” means Holdings as revested with the property of its Estate on and after the Effective Date.

1.86  “Reorganized InSight” means InSight as revested with the property of its Estate on and after the Effective Date.

1.87  “Restated Corporate Documents” means as applicable, the amended and restated certificate of incorporation and bylaws (or any other applicable organizational documents) of the Reorganized Debtors in effect on the Effective Date, a copy of which will be filed as a Plan Supplement.

1.88  “Restructuring” means, collectively, the transactions and transfers described in Article IV of this Plan.

1.89  “Schedules” means the schedules of assets and liabilities and the statements of financial affairs, if any, filed in the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b) by the Debtors as such schedules or statements may be amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

1.90  “Second Lockup Agreement” means the Lockup Agreement, dated as of May 1, 2007, among the Debtors and the Subsequent Signing Noteholders who have agreed to tender all of their SSNs to the Debtors in the Exchange Offer.

1.91  “Secured Claim” means a Claim that is secured by a security interest in or lien upon property, or the proceeds of the sale of such property, in which the Debtors have an interest, to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors or Reorganized Debtors and the Holder of such Claim.

1.92  “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

1.93  “Setoff Claim” means a Claim, against the Debtors, of a Holder that has a valid right of setoff with respect to such Claim, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed in writing by the Debtors, to the extent of the amount subject to such right of setoff.

1.94  “SSN Claim” means a Claim of a SSN Holder arising under or on an account of the SSNs.

1.95  “SSN Holder” means a holder of the SSNs.

1.96  “SSN Indenture” means the indenture, dated as of October 30, 2001, among InSight, Holdings and each other subsidiary guarantor a signatory thereto and the SSN Indenture Trustee, as amended, pursuant to which the SSNs were issued.

1.97  “SSN Indenture Trustee” means Law Debenture Trust Company of New York (as successor to U.S. Bank Trust National Association and State Street Bank and Trust Company, N.A.) or its successor trustee, in either case solely in its capacity as indenture trustee pursuant to the SSN Indenture.

1.98  “SSNs” means the 9.875% Senior Subordinated Notes Due 2011 of InSight, issued and outstanding under the SSN Indenture.

1.99 “Stock Certificate” shall have the meaning set forth in Article VII.D of the Plan.

1.100 “Stock Options” means the outstanding options to purchase Old Common Stock, as of the Petition Date, if any.

1.101 “Subsequent Signing Noteholders” means the holders of the SSNs that are signatories to the Second Lockup Agreement.

1.102 “Subsidiary Equity Interests” means any Interest of a Debtor in another Debtor.

1.103 “Substantial Contribution Claim” means a claim for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), or (5) of the Bankruptcy Code.

1.104 “Unimpaired Claim” means a Claim that is not an Impaired Claim.

1.105 “Unsecured Claim” means any claim against the Debtors that is not an Other Priority Claim, Other Secured Claim, Priority Tax Claim or Secured Claim.

C.	Rules of Interpretation

1.  General

For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

2.  Rule of “Contra Proferentum” Not Applicable

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Ad Hoc Committee, and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of or (b) was afforded the opportunity to review and provide comments on, the Plan, the Lockup Agreements, the Prospectus and Solicitation Statement, and the documents ancillary thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Lockup Agreements, the Prospectus and Solicitation Statement, or any contract, instrument, release, indenture, or other agreement or document generated in connection therewith.

D.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

ARTICLE II.

CLASSIFICATION OF CLAIMS AND INTERESTS

A.	Introduction

All Claims and Interests, Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

A Claim or Interest is placed in a particular Class only to the extent that a Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

B.	Unclassified Claims (not entitled to vote on the Plan)

1.  Administrative Claims

2.  Priority Tax Claims

C.	Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote)

1.  Class 1: Other Priority Claims

Class 1 consists of all Other Priority Claims. These Claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. The Debtors estimate that the aggregate amount of Allowed Other Priority Claims will be $0 million on the Effective Date.

2.  Class 2: Lender Secured Claims

Class 2 consists of all Claims against Debtors, secured by and to the extent of the value (as of the Petition Date), if any, of the Collateral securing such Claims directly or indirectly arising from or under, or relating in any way to, the Loan Documents. The Debtors’ records reflect that there was $9.6 million outstanding under the Loan and Security Agreement on the Petition Date and approximately $2.6 million of standby letters of credit outstanding thereunder of which $600,000 is cash collateralized and not drawn against the Prepetition Loan Agreement. As of that date, the Debtors had $4.5 million in additional effective borrowing availability under the Loan and Security Agreement as of that date.

3.  Class 3: FRN Claims

Class 3 consists of all Claims against the Debtors, secured by and to the extent of the value (as of the Petition Date), if any, of the Collateral securing such Claims directly or indirectly arising from, or relating in any way to the FRN Documents. The Class 3 FRN Claims shall be deemed Allowed Class 3 FRN Claims in the aggregate amount of $300 million.

4.  Class 4: Other Secured Claims

Class 4 consists of all Secured Claims against the Debtors other than those claims in Classes 2 and 3. For purposes of the Plan, each such Allowed Other Secured Claim will be deemed a separate subclass.

5.  Class 6: General Unsecured Claims

Class 6 consists of all General Unsecured Claims. General Unsecured Claims include trade and vendor claims, lease rejection Claims filed in accordance with Article VIII.D.2 and all other Unsecured Claims. The Debtors records indicate approximately $1 million in Unsecured Claims claims that would be included in Class 6 as of the Petition Date.

6.  Class 7: Intercompany Claims

Class 7 consists of all Intercompany Claims.

D.	Impaired Classes Of Claims And Interests (Classes 5 and 8 are entitled to vote on the Plan)

1.  Class 5: SSN Claims

Class 5 consists of all SSN Claims against the Debtors. The Class 5 SSN Claims shall be deemed Allowed Class 5 SSN Claims in the aggregate amount of $194.5 million plus accrued but unpaid interest.

2.  Class 8: Old Common Stock Interests

Class 8 consists of all Interests in Holdings directly or indirectly arising from or under, or relating in any way to, any of the Old Common Stock of Holdings.

3.  Class 9: Other Interests

Class 9 Consists of all Other Interests of Holdings.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.  Administrative Claims

Except as otherwise provided for herein, and subject to the requirements of Article XIV.A.1 hereof, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, settlement and discharge of such Allowed Administrative Claim: (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and owning under applicable non-bankruptcy law or in the ordinary course of business; or (iii) be treated on such other terms and conditions as are acceptable to the Debtors and the Holder of such Claim.

2.  Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtors and the Holder of such Claim.

B.	Unimpaired Classes Of Claims

1.  Class 1: Other Priority Claims

The Debtors intend to seek an order approving the payment of Other Priority Claims in the ordinary course during the pendency of the Chapter 11 Cases. To the extent such an order is not entered or such claims are not paid prior to the Effective Date, pursuant to the Plan, the legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Each Holder of an Allowed Class 1 Claim, will, in full satisfaction of and in exchange for such Allowed Class 1 Claim: (a) to the extent such claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

2.  Class 2: Lender Secured Claims

On the Effective Date, the Holder of the Allowed Class 2 Lender Secured Claims shall, to the extent any Allowed Class 2 Lender Secured Claim has not been paid or satisfied by performance in full prior to the Effective Date, be paid in full, in Cash, on the Effective Date.

3.  Class 3: FRN Claims

On the Effective Date, each Holder of an Allowed Class 3 FRN Claim shall have its Claim Reinstated.

4.  Class 4: Other Secured Claims

At the Debtors’ option, each Holder of an Allowed Class 4 Claim will either (a) have the property that serves as collateral for its claim returned, or (b) have its claim cured and Reinstated, within the meaning of section 1124(2) of the Bankruptcy Code.

5.  Class 6: General Unsecured Claims

To the extent any Allowed General Unsecured Claim has not been paid or satisfied by performance in full prior to the Effective Date, the legal, equitable and contractual rights of the Holders of the Allowed Class 6 Claims are unaltered by the Plan. In full satisfaction of and in exchange for each Allowed Class 6 Claim, the Holder will: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

6.  Class 7: Intercompany Claims

On the Effective Date, each Holder of an Allowed Class 7 Intercompany Claim shall have its Claim Reinstated.

C.	Impaired Classes of Claims

1.  Class 5: SSN Claims

On, or as soon as reasonably practicable after, the Distribution Date, the Debtors or the Reorganized Debtors, as the case may be, shall distribute to the SSN Indenture Trustee, for the ratable benefit of the Holders of Allowed Class 5 SSN Claims, and in full satisfaction, settlement, release, and discharge of and in exchange for all such Allowed Class 5 SSN Claims, 90% of the aggregate New Common Stock, subject to dilution resulting from the issuance of equity pursuant to the Management Incentive Plan. The SSN Indenture Trustee shall, in accordance with the terms of the SSN Indenture, promptly distribute to each Holder of an Allowed Class 5 SSN Claim, as of the Distribution Notification Date, such Holder’s Pro Rata share of 90% of the aggregate New Common Stock, subject to dilution resulting from the issuance of equity pursuant to the Management Incentive Plan. As of the Effective Date, the SSNs will be cancelled as set forth in Article IV.B.1 hereof.

2.  Class 8: Old Common Stock Interests

On, or as soon as reasonably practicable after, the Distribution Date, the Debtors or the Reorganized Debtors, as the case may be, shall distribute to each Holder of an Allowed Class 8 Old Common Stock Interest, such Holder’s Pro Rata share of 10% of the aggregate New Common Stock, subject to dilution resulting from the issuance of equity pursuant to the Management Incentive Plan. As of the Effective Date, all of the Equity Securities will be cancelled as set forth in Article IV.B.1 hereof.

3.  Class 9: Other Interests

On the Effective Date, the Holders of Allowed Other Interests shall not receive a Distribution on or on account of such Other Interests and such Other Interests shall be cancelled. Each Holder of a Class 9 Other Interest is deemed to reject the Plan.

D.	Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence

The Debtors shall continue to exist after the Effective Date as separate corporate entities, in accordance with applicable non-bankruptcy law, and pursuant to their Corporate Documents in effect prior to the Effective Date, except to the extent such Corporate Documents are amended by the Restated Corporate Documents pursuant to this Plan.

B.	Corporate Action

1.  Cancellation of the Equity Securities, SSNs and SSN Indenture

On the Effective Date, except as otherwise provided for herein, (i) the SSNs, the Equity Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors related to the SSNs and the Equity Securities, shall be canceled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the SSNs, the Equity Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors related to the SSNs, the Equity Securities, shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a SSN Claim and that is administered by an indenture trustee, an agent, or a servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III hereof and (b) permitting such indenture trustee, agent, or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; provided, further, that the provisions of clause (ii) of this paragraph shall not affect the discharge of the Debtors’ liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors shall not have any obligations to any indenture trustee, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses related to the SSNs; provided, however, that nothing herein shall preclude such indenture trustee, agent or servicer (or any Disbursing Agent replacing such indenture trustee, agent or servicer) from being paid or reimbursed for pre-petition and post-petition fees, costs and expenses from the distributions until payment in full of such fees, costs or expenses related to the SSNs that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein.

Any actions taken by an indenture trustee, an agent, or a servicer that are not for the purposes authorized in this Article IV.B.1 of the Plan shall not be binding upon the Debtors. Notwithstanding the foregoing, the Debtors may terminate any indenture or other governing agreement related to the SSNs and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement, the Debtors shall designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer, and the provisions of this Article IV.B.1 shall be deemed to apply to the new distribution agent.

For the avoidance of doubt, none of the foregoing shall be applicable to the FRN Indenture and the FRN Indenture Trustee. The FRN Notes and the FRN Indenture Trustee shall continue to be governed by the FRN Indenture, which shall be assumed and Reinstated.

2.  Restated Corporate Documents

The Corporate Documents of Holdings shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (x) a provision prohibiting the issuance of non-voting equity securities, and if applicable (y) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On the Effective Date or as soon thereafter as is practicable, Reorganized Holdings shall file with the Secretary of the State of Delaware in accordance with sections 103 and 303 of the Delaware General Corporation Law, the applicable amended certificate of incorporation.

3.  Other General Corporate Matters

On or after the Effective Date, the Reorganized Debtors will be authorized to take such action as is necessary under the laws of the State of Delaware, federal law and other applicable law to effect the terms and provisions of the Plan. Without limiting the foregoing, the issuance of the New Common Stock, the election and the appointment of directors or officers, entry into the Stockholders Agreement, the Management Incentive Plan, and any other matter involving the corporate structure of the Reorganized Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the Delaware General Corporation Law without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

C.	Restructuring Transactions

1.  Implementation of Settlement/Lockup Agreements

The Plan incorporates and implements a compromise and settlement with certain Holders of the SSN Claims, as set forth in the Lockup Agreements. The distributions provided for herein to Holders of Claims and Interests represent the negotiated distributions as set forth in the Lockup Agreements.

2.  New Securities

(a) Authorization

As of the Effective Date, the issuance by Reorganized Holdings of the New Common Stock is hereby authorized without further act or action under applicable law, regulation, order or rule.

(b)	Issuance

The New Common Stock authorized pursuant to Article IV.C.2 hereof shall be issued by Reorganized Holdings pursuant to the Plan and the Amended Prospectus and Solicitation Statement without further act or action under applicable law, regulation, order or rule. The holders thereof will have no preemptive or other rights to subscribe for additional shares. The Confirmation Order shall provide that the issuance of the New Common Stock shall be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with section 1145 of the Bankruptcy Code. The Confirmation Order shall provide that the issuance of the New Common Stock was in compliance with the registration requirements of the Securities Act of 1933, as amended.

3.  New Revolving Loan Facility

The Debtors or the Reorganized Debtors, as the case may be, expect to enter into one or more post-confirmation loan facilities, which may be the New Revolving Loan Facility, in order to (a) refinance amounts outstanding on the Effective Date under the Loan and Security Agreement, (b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide the additional borrowing capacity required by the Reorganized Debtors and their subsidiaries following the Effective Date to maintain their operations.

D.	Directors And Officers

The initial directors and officers of Reorganized Holdings and Reorganized InSight shall each consist of the identical seven members, five designated by the Ad Hoc Committee, all of whom shall be reasonably acceptable to the Holdings’ board of directors as of the Petition Date and shall comply with the director independence requirements that are imposed on public companies, one designated by the Holders of the Old Common Stock, and Reorganized Holdings’ Chief Executive Officer. Those directors and officers of the Debtors, if any, who continue to serve after the Effective Date shall not be liable to any Person for any Claim that arose prior to the Effective Date in connection with such directors’ or officers’ service to the Debtors, in their capacity as director or officer. On or before the deadline for filing the Plan Supplement, the Debtors shall file with the Bankruptcy Court (i) a schedule setting forth the names of the persons to be appointed by the board of directors of the Reorganized Debtors pursuant to this section and (ii) a schedule disclosing such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganization Debtors; (2) the identity of any other insider who will be employed or retained by the Reorganized Debtors; and (3) the compensation for each such individual. The initial board of directors of Reorganized Holdings and Reorganized InSight shall serve until the first annual meeting of the holders of the New Common Stock. Thereafter, the board of directors of Reorganized Holdings and Reorganized InSight will be elected in accordance with the Restated Corporate Documents set forth in Article IV.B.2 above and applicable non-bankruptcy law. The boards of directors of the Reorganized Debtors shall have the responsibility for the management, control, and operation of the Reorganized Debtors on and after the Effective Date.

E.	Revesting Of Assets

Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all property of the Estates shall revest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances and other Interests of the Holders of Claims or Interests. Subsidiary Equity Interests shall be retained, and the legal, equitable and contractual rights to which the Holders of such Allowed Subsidiary Equity Interests are entitled shall remain unaltered. From and after the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, the Debtors may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional fees and expenses.

F.	Preservation Of Rights Of Action; Settlement Of Litigation Claims

1. Retention of Causes of Action

Except to the extent such rights, Claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code: (1) any and all rights, Claims, causes of action (including avoidance actions or recovery actions under Chapter 5 of the Bankruptcy Code), defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, Claim, cause of action, defense, or counterclaim that constitutes property of the Estates: (a) whether or not such right, Claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such right, Claim, cause of action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, Claim, cause of action, defense or counterclaim filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principal of law or equity, without limitation, any principals of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, Claim, cause of action, defense, or counterclaim, or potential right, Claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors’ right to commence, prosecute, defend against, settle, and realize upon any rights, Claims, causes of action, defenses, or counterclaims that the Debtors or the Reorganized Debtors have, or may have, as of the Confirmation Date. The Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any rights, Claims, causes of action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors.

G.	Exclusivity Period

The Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the earlier of (i) the Effective Date, or (ii) the expiration of the Debtors’ exclusive period to solicit acceptances of the Plan under section 1121(d) of the Bankruptcy Code.

H.  Termination Of Loan and Security Agreement

The Loan and Security Agreement shall be terminated upon Full Payment (as defined in the Loan and Security Agreement) of the Lender Secured Claims, provided, however, that the obligations of the Debtors and the Reorganized Debtors that expressly survive termination of the Loan and Security Agreement shall survive as provided therein. Notwithstanding anything to the contrary in this Plan, unless and until Lender has received Full Payment of all Lender Secured Claims, each of the Loan Documents shall remain binding and enforceable according to its terms and all liens and security interests granted by or arising under any of the Loan Documents shall continue to encumber property of the Debtors and the Reorganized Debtors as if the Plan had not been confirmed.

I.	Effectuating Documents; Further Reorganization Transactions

The chairman of the board of directors, president, chief financial officer, manager, or any other appropriate officer of the Debtors, or, after the Effective Date, the Reorganized Debtors, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtors, or, after the Effective Date, the Reorganized Debtors, shall be authorized to certify or attest to any of the foregoing actions.

J.	Exemption From Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer from the Debtors to the Reorganized Debtors or any other Person or entity pursuant to the Plan may not be taxed under any law imposing a stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

ARTICLE V.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Classes Entitled To Vote

Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan, shall be entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

B.	Acceptance By Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

ARTICLE VI.

SECURITIES TO BE ISSUED
IN CONNECTION WITH THE PLAN

On or before the Distribution Date, the Reorganized Holdings shall issue for distribution in accordance with the provisions of the Plan the New Common Stock. All securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions For Claims And Interests Allowed As Of The Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims and Interests that are Allowed Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as practicable. The New Common Stock to be issued under this Plan shall be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII, and IX of this Plan.

B.	Interest On Claims

Except for interest, fees and expenses owed and owing to the Lender pursuant to the Loan Documents or, to the FRN Holders pursuant to the FRN Documents unless otherwise specifically provided by this Plan or the Confirmation Order, or by applicable bankruptcy law, post-petition interest shall not accrue and not be paid on Allowed Claims when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim. Post-petition interest shall accrue and be paid upon, and to the extent, any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon, if and after such Disputed Claim becomes an Allowed Claim.

C.	Disbursing Agent

The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III and IX hereof) except distributions to the Holders of Allowed Class 5 SSN Claims, which distributions shall be deposited with the SSN Indenture Trustee, who shall deliver such distributions to the Holders of such Claims in accordance with the provisions of this Plan and the terms of the SSN Indenture.

If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

D.	Surrender Of Securities Or Instruments

On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing (i) a Claim on account of SSNs (a “Certificate”) shall surrender such Certificate to the SSN Indenture Trustee and such Certificate shall be cancelled and (ii) an Equity Security Interest (a “Stock Certificate”) shall surrender such Stock Certificate to the Disbursing Agent and such Stock Certificate shall be cancelled. No distribution of property hereunder shall be made by the SSN Indenture Trustee or the Disbursing Agent, as the case may be, to any such holder unless and until such Certificate or Stock Certificate is received by the SSN Indenture Trustee or the Disbursing Agent, as applicable, or the unavailability of such Certificate or Stock Certificate is reasonably established to the satisfaction of the SSN Indenture Trustee or the Disbursing Agent, as applicable. Any such holder who fails to surrender or cause to be surrendered such Certificate or Stock Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the SSN Indenture Trustee or the Disbursing Agent, as applicable, prior to the second (2nd) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate or all rights and Interests in respect of such Stock Certificate, as applicable, and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

E.	Intentionally Omitted.

F.	Services Of Indenture Trustees, Agents, And Servicers

The services, with respect to consummation of the Plan, of indenture trustees, agents, and servicers under indentures and other agreements that govern the rights of Holders of Claims, shall be as set forth in Article IV.B.1 and elsewhere in the Plan.

G.	Notification Date For Distributions To Holders Of Debt and Equity Securities

At the close of business on the Distribution Notification Date, the transfer ledgers for the SSNs and the Old Common Stock shall be closed, the Claims register for transfer of Claims and Interests pursuant to Bankruptcy Rule 3001(e) will also be closed and there shall be no further changes in the record holders of the SSNs and the Old Common Stock. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of such SSNs or Old Common Stock occurring after the Distribution Notification Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those holders stated on the applicable transfer ledgers as of the close of business on the Distribution Notification Date.

H.	Means Of Cash Payment

Cash payments made pursuant to this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

I.	Delivery Of Distributions

Distributions to Holders of Allowed Claims and Allowed Interests shall be made by the Disbursing Agent or the SSN Indenture Trustee, as the case may be, (a) at the addresses set forth on the proofs of Claim or Interest filed by such Holders (or at the last known addresses of such Holders if no proof of Claim or Interest is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim or Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Interest has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the Holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any Holder’s distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such Holder’s then current address, at which time all missed distributions shall be made to such Holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

J.	Fractional Dollars; De Minimis Distributions

Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, shall not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

K.	Withholding And Reporting Requirements

In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

L.	Calculation of Distribution Amounts of New Common Stock

No fractional shares of New Common Stock shall be issued or distributed under the Plan by the Reorganized Debtors, the Disbursing Agent, or the SSN Indenture Trustee. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock shall be rounded to the next higher or lower whole number as follows: (a) fractions1/2 or greater shall be rounded to the next higher whole number, and (b) fractions of less than1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to the holder of a Class 5 SSN Claim shall be adjusted as necessary to account for the rounding provided for in this Article VII.L. No consideration shall be provided in lieu of fractional shares that are rounded down.

M.	Setoffs

The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder.

N.	Change of Control

Notwithstanding anything to the contrary contained in this Plan, the Loan and Security Agreement, the Indentures, or any executory contract to which any of the Debtors is a party, the transactions to be consummated in accordance with the Plan shall not create, or be deemed to create, (a) any right on the part of the Holder of an SSN or FRN to require that any of the Debtors or the Reorganized Debtors repurchase such Holder’s SSNs or FRNs, respectively or (b) any other claim in connection therewith, upon a “Change of Control,” as such term may be defined in any of the Indentures, the Loan and Security Agreement or in any executory contract being assumed pursuant to the Plan.

ARTICLE VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption

On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases will be assumed by the Debtors, unless such executory contract or unexpired lease:

(a) is filed as part of the Plan Supplement as a contract or lease that is being rejected pursuant to the Plan; or

(b) is the subject of a motion to reject filed on or before the Confirmation.

B.	Pass-Through

Any rights or arrangements necessary or useful to the operation of the Debtors’ business but not otherwise addressed as a claim or equity interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment, be passed through the bankruptcy proceedings for the Debtors and the Debtors’ counterparty’s benefit, unaltered and unaffected by the bankruptcy filings or the Chapter 11 Cases.

C.	Assumed Executory Contracts and Unexpired Leases Related to Real Property

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

D.	Cure Costs and Bar Dates

1.  Cure

Except to the extent different treatment is agreed to among the parties, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the Debtors’ option, by the payment of Cash or distribution of other property as necessary to cure any defaults. If there is a dispute regarding (i) the nature or amount of any cure, (ii) the Debtors’ ability or the ability of the Debtors’ assignees to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

2.  Bar Date for Filing Claims for Rejection Damages

If the rejection of an executory contract or unexpired lease gives rise to a Claim, a proof of Claim must be served upon the Debtors and the Debtors’ counsel within 30 days after the later of:

(a) notice of entry of the Confirmation; or

(b) other notice that the executory contract or unexpired lease has been rejected.

Any claim not served within such time period will be forever barred. Each such Claim will constitute a Class 6 Claim, to the extent such Claim is Allowed by the Bankruptcy Court.

E.	Survival of Indemnification and Corporation Contribution

Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtors, if any, to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Petition Date, pursuant to the Corporate Documents applicable statutes, or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtors will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will not be discharged, but will instead survive and be unaffected by entry of the Confirmation Date.

ARTICLE IX.

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS

A.	Objection Deadline; Prosecution Of Objections

As soon as practicable, but in no event after the later (i) than sixty (60) days after the Effective Date (unless extended by an order of the Bankruptcy Court) and (ii) the date any Claim is filed and served upon the Debtors, the Reorganized Debtors shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtors’ right to object to Claims, if any, filed or amended more than sixty (60) days after the Effective Date.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

C.	Distribution Reserve

The Disbursing Agent shall withhold the Distribution Reserve from the Cash or other property (other than the New Common Stock to be distributed to the SSN Indenture Trustee for the ratable benefit of the holders of Allowed Class 5 SSN Claims) to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court shall determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. In no event shall the holder of a Disputed Claim be entitled to a distribution in excess of the Debtors’ estimate of such Disputed Claim. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent shall withhold the Distribution Reserve based upon the Face Amount of such Claim.

D.	Distributions After Allowance

The Reorganized Debtors or the Disbursing Agent, as the case may be, shall make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Cash or other property remaining in the Distribution Reserve shall become property of the Reorganized Debtors. All distributions made under Article IX.D of the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00.

E.	General Unsecured Claims

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

A.	Conditions To Confirmation

1. The Bankruptcy Court shall not enter the Confirmation Order unless and until (i) the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors, the Initial Consenting Parties, and the Exit Lenders and (ii) the Confirmation Order includes a finding of fact that the Debtors, the Reorganized Debtors the Initial Consenting Parties, the Ad Hoc Committee, and their respective present and former members plan, officers, directors, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions.

2. The Debtors shall have arranged for credit availability under the New Revolving Loan Facility, in amount, form and substance acceptable to the Debtors or Reorganized Debtors, as the case may be, to provide the Reorganized Debtors and their subsidiaries with their working capital needs.

B.	Conditions To Consummation

The following are conditions precedent to the occurrence of the Effective Date, each of which must be (i) satisfied or (ii) waived in accordance with Article X.D. below:

1. The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Initial Consenting Parties, and the Exit Lenders, confirming the Plan, as the same may have been modified, must, among other things, provide that:

(a) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Restructuring;

(b) the provisions of the Confirmation Order are nonseverable and mutually dependent;

(c) the transfers of property by the Debtors (a) to the Reorganized Debtors (i) are or will be legal, valid, and effective transfers of property, (ii) vest or will vest the Reorganized Debtors with good title to such property free and clear of all Liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (iii) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (b) to holders of Claims under the Plan are for good consideration and value and are in the ordinary course of the Debtors’ businesses;

(d) except as expressly provided in the Plan, the Debtors are discharged effective upon the Confirmation Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors’ liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

(e) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

(f) the New Common Stock, issued under the Plan in exchange for the SSN Claims against the Debtors are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Common Stock are “underwriters,” as that term is defined in section 1145 of the Bankruptcy Code. The issuance of the New Common Stock pursuant to the Exchange Offer was in compliance with the registration requirements of the Securities Act of 1933, as amended;

(g) no beneficial owner of an SSN Claim shall receive a distribution of New Common Stock for 35% or more of the shares of the New Common Stock that will be outstanding on the Effective Date; and

(h) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or hereunder shall remain in full force and effect for the benefit of the Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease.

2. The Reorganized Debtors shall have credit availability under the New Revolving Loan Facility, in amount, form and substance acceptable to the Debtors or Reorganized Debtors, as the case may be, to provide the Reorganized Debtors and their subsidiaries with their working capital needs.

3. The following agreements, in form reasonably satisfactory to the Debtors or Reorganized Debtors, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

(a) Restated Corporate Documents.

(b) Registration Rights Agreement.

(c) New Revolving Loan Facility.

4. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

5. The Amended Prospectus and Solicitation Statement shall remain effective and no “stop order” is in effect.

6. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Common Stock.

7. Confirmation shall have occurred and the Confirmation Order shall have been entered by the Bankruptcy Court.

8. The Confirmation Order shall have become a Final Order.

9. There shall not be in effect on the Effective Date any (i) order entered by a U.S. court or (ii) any order, opinion, ruling or other decision entered by any other court or governmental entity or (iii) United States or other applicable law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.

10. No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall remain pending.

11. None of the Lockup Agreements shall have been terminated.

12. The Debtors or the Reorganized Debtors have made Full Payment (as such term is defined in the Loan and Security Agreement) of all of the Lender Secured Claims.

13. The Debtors shall have issued $15 million of new senior secured floating rates notes to the Initial Consenting Parties or such other parties identified by them pursuant to the terms of that certain commitment letter (the “Commitment Letter”) dated May 29, 2007 by and among the Debtors and the Initial Consenting Parties.

14. The Debtors shall have paid all fees related to (i) Waiver and Agreement No. 1 to the FRN Indenture dated May 29, 2007 by and among the Initial Consenting Parties and the Loan Parties, and acknowledged by the FRN Indenture Trustee and (ii) the Commitment Letter.

15. All definitive documentation relating to the Plan and the transactions contemplated thereby shall be consistent in all material respects with the Lockup Agreement and all other documents material to the consummation of the transactions contemplated under the Plan shall be reasonably acceptable to the Debtors and in form and substance.

16. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

C.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

D.	Waiver Of Conditions

Each of the conditions set forth in Article X. (except with respect to the Full Payment (as such term is defined in the Loan and Security Agreement) of the Lender Secured Claim may be waived in whole or in part by the Debtors or Reorganized Debtors, without any notice to parties in interest or the Bankruptcy Court (except to the Ad Hoc Committee and the Initial Consenting Parties) and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or Reorganized Debtors). The failure of the Debtors or the Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE XI.

MODIFICATIONS AND AMENDMENTS

The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such Proceedings do not materially adversely affect the treatment of Holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XII.

RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any claims arising therefrom;

D. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

E. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, or the Confirmation Order;

F. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

G. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

H. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

I. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

J. Hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, or the Confirmation Order;

K. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

L. Recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

M. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

N. Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

O. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

P. Enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII.

COMPROMISES AND SETTLEMENTS

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estate, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.	Bar Dates For Certain Claims

1.  Administrative Claims: Substantial Contribution Claims

The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including Professional Fee Claims or claims for the expenses of the members of the Committee (if one has been appointed)), which date will be 45 days after the Effective Date. Holders of asserted Administrative Claims, other than Professional Fee Claims, claims for U.S. Trustee fees under 28 U.S.C. §1930, administrative tax claims and administrative ordinary case liabilities, must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. A notice prepared by the Reorganized Debtors will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

2.  Administrative Ordinary Course Liabilities

Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the Debtors’ businesses (other than Claims of governmental units for taxes (and for interest and/or penalties related to such taxes)) shall not be required to file any request for payment of such Claims. Such Administrative Claims, unless objected to by the Debtors, shall be assumed and paid by the Debtors, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

3.  Administrative Tax Claims

All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no bar date has otherwise been previously established, must be filed and served on the Reorganized Debtors and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any such Claim that is required to file a request for payment of such taxes and does not file and properly serve such a claim by the applicable bar date shall be forever barred from asserting any such claim against the Debtors, the Reorganized Debtors or their property, regardless of whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must file and serve its objection on counsel to the Debtors and the relevant taxing authority no later than ninety (90) days after the taxing authority files and serves its application.

4.  Professional Fee Claims

All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Committee (if one has been appointed) prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.	Payment Of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at Confirmation shall be paid on or before the Effective Date.

C.	Severability Of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.	Successors And Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E.	Discharge Of The Debtors

All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, (a) the Debtors, shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of a Claim based upon such debt accepted the Plan; and (b) all Interests and other rights of the equity security holders in the Debtors shall be terminated. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the Effective Date occurring.

F.	Exculpation And Limitation Of Liability

None of the Reorganized Debtors, Lender, the Initial Consenting Parties, the FRN Indenture Trustee, the SSN Indenture Trustee, or the Ad Hoc Committee, or any of their respective present or former members, equity holders, partners, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, negotiation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Notwithstanding any other provision of this Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates the, Lender, the Initial Consenting Parties, the FRN Indenture Trustee, the SSN Indenture Trustee, or the Ad Hoc Committee, any official committee appointed in the Chapter 11 Cases, or any of their respective present or former members, equity holders, partners, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Exchange Offer, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Article IV.F hereof.

G.	Permanent Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against, or Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

H.	Debtors’ Releases

As of the Effective Date, the Debtors, the Reorganized Debtors and any successors shall be deemed, to the maximum extent permitted by applicable law, to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors or the Reorganized Debtors, the Chapter 11 Cases or the Plan (other than the rights of the Debtors and Reorganized Debtors and any successors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents assumed, passed through or delivered in connection with such plan) and whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date and in any way relating to the Debtors, Reorganized Debtors or any successors or their property, the Chapter 11 Cases, the Plan, the Lender, the Initial Consenting Parties (solely in their capacity as Holders of FRN Claims or as parties to the FRN Transaction Documents), or the Ad Hoc Committee and its present and former members (solely in their capacity as present or former members of such committee), any official committee appointed in the Chapter 11 Cases and its present and former members (solely in their capacity as present or former members of such committee) and that may be asserted by or on behalf of the Debtors or the Reorganized Debtors against the Lender, the Initial Consenting Parties (solely in their capacity as Holders of FRN Claims or as parties to the FRN Transaction Documents), the Holders of the SSN Claims (including the Ad Hoc Committee and its present and former members), the SSN Indenture Trustee, any official committee appointed in the Chapter 11 Cases and its present and former members (solely in their capacity as present or former members of such committee) and any successors or their property and each of their directors, officers, employees, agents, financial advisors, representatives, affiliates, attorneys and professionals as of the Effective Date; provided, however, that such releases shall not operate as a waiver or release of any causes of action arising out of (x) any express contractual obligation owing by any such director, officer, or employee agent, financial advisor, representative, affiliate, attorney or professional, or (y) the willful misconduct, gross negligence, intentional fraud or criminal conduct of such director, officer, employee, agent, financial advisor, representative, affiliate or professional.

I.	Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a Claim (including a Lender Secured Claim, FRN Claim or a SSN Claim) or Interest that votes in favor of the Plan (or is deemed to accept the Plan), and to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Holder of a Claim or Interest that does not vote to accept the Plan, shall be deemed to unconditionally, forever release, waive and discharge all Claims, Interests, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the recapitalization and restructuring efforts undertaken by the Debtors, the Chapter 11 Cases, the Plan (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents assumed, passed through or delivered in connection with such Plan) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the InSight Entities and any successors, the Chapter 11 Cases, the Plan, the Lender, the Initial Consenting Parties (solely in their capacity as Holders of FRN Claims or as parties to the FRN Transaction Documents), the Ad Hoc Committee and its present and former members (solely in their capacity as present or former members of such committee), or any official committee appointed in the Chapter 11 Cases (and its present and former members solely in their capacity as present or former members of such committee) against (i) the Debtors, the Reorganized Debtors and any successors, (ii) the Debtors’ present and former directors, officers, employees, agents, financial advisors, attorneys and professionals, (iii) the Lender and its successors and assigns and advisors, (iv) the Initial Consenting Parties and each of their successors and assigns (solely in their capacity as Holders of FRN Claims or as parties to the FRN Transaction Documents), (v) the Ad Hoc Committee and its present and former members (solely in their capacity as present or former members of such committee) and advisors, and (vi) any official committee appointed in the Chapter 11 Cases and its present and former members (solely in their capacity as present or former members of such committee) and advisors ; provided, however, that the foregoing shall not waive or release any causes of action arising out of (x) any express contractual obligations owing by any such director, officer, employee, agent, financial advisor, attorney or professional of the Debtors, the Reorganized Debtors and any successors, or (y) the willful misconduct, gross negligence, intentional fraud or criminal conduct of such director, officer, employee, agent, financial advisor, representative or professional of the Debtors.

J.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in these Chapter 11 Cases.

K.	Revocation, Withdrawal, Or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

L.	Plan Supplement

Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court not later than the tenth (10th) day prior to the Effective Date. Upon filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XIV.M of the Plan.

M.	Notices

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtors, Reorganized Debtors or the Ad Hoc Committee under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

INSIGHT HEALTH SERVICES HOLDINGS CORP.
26250 Enterprise Court
Suite 100
Lake Forest, CA 92630
Attn: General Counsel
Telephone: (949) 282-6000
Facsimile: (949) 462-3703

with a copy to:

Mark D. Collins
Daniel J. DeFranceschi
RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 498-7701

and

Michael B. Solow
Harold D. Israel

KAYE SCHOLER LLC
70 West Madison Street
Suite 4100
Chicago, IL 60602
Telephone: (312) 583-2300
Facsimile: (312) 583-2360

and

AD HOC COMMITTEE OF HOLDERS OF
INSIGHT’S SENIOR SUBORDINATED NOTES
c/o Robert J. Stark
Brown Rudnick Berlack Israels LLP
7 Times Square
New York, New York 10036
Telephone: (212) 704-0100
Facsimile: (212) 704-0196

N.	Indemnification Obligations

Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtors to indemnify its present and former directors, officers, or employees pursuant to the Debtors’ Corporate Documents, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors’, officers’, or employees’ service with, for, or on behalf of the Debtors, shall survive confirmation of this Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence before or after the Petition Date.

O.	Prepayment

Except as otherwise provided in this Plan, the Confirmation Order or the FRN Indenture, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities among the Classes of Claims.

P.	Term Of Injunctions Or Stay

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Q.	Registration Rights Agreement

Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, to certain holders of New Common Stock shall have the option to become a party to a Registration Rights Agreement and, accordingly, will be afforded the rights thereby and will be subject to the obligations provided therein. The Registration Rights Agreement will provide, among other things, for demand and piggyback registration rights for the benefit of the signatories thereto.

R.	Hart-Scott-Rodino Compliance

Any shares of New Common Stock distributed to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. Any filing fees associated with any such filing shall be paid by the Reorganized Debtors.

S.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, the value of such distribution shall be allocated to the principal amount of the Claim first and then, to the extent consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

T.	Dissolution of Committee

On the Effective Date, the Committee shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases.

U.	No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim.

[Remainder of Page Intentionally Left Blank]

V.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan as well as corporate governance matters with respect to the Debtors, without giving effect to the principles of conflicts of law thereof.

ARTICLE XV.

CONFIRMATION REQUEST

The Debtors request Confirmation of the Plan under section 1129 of the Bankruptcy Code. If any Impaired Class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code, the Debtors request Confirmation pursuant to section 1129(b) of the Bankruptcy Code. In that event, the Debtors reserve the right to modify the Plan to the extent (if any) that Confirmation of the Plan under section 1129(b) of the Bankruptcy Code requires modification.

Dated:	Wilmington, Delaware

May 29, 2007

INSIGHT HEALTH SERVICES
HOLDINGS CORP., ET AL.

By:	/s/ Mitch C. Hill
Name: Mitch C. Hill

Title:	Executive Vice President and Chief Financial Officer

Mark D. Collins
Daniel J. DeFranceschi
RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 498-7701

and

Michael B. Solow
Harold D. Israel
KAYE SCHOLER LLC
70 West Madison Street
Suite 4100
Chicago, IL 60602
Telephone:  (312) 583-2300
Facsimile:   (212) 836-8689
Facsimile:   (312) 583-2360